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                                                                 Exhibit (d)(5)

                                                                  EXECUTION COPY



                             AMENDMENT NO. 1 TO THE


                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER


                                      Among


                               REUTERS GROUP PLC,


                         PROTON ACQUISITION CORPORATION


                                       and


                                MULTEX.COM, INC.


                           Dated as of March 17, 2003





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                             AMENDMENT NO. 1 TO THE
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2003 (this "Amendment No. 1"), among Reuters Group PLC, a public limited company organized under the laws of England and Wales ("Parent"), Proton Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Multex.com, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into an Amended and Restated Agreement and Plan of Merger dated as of February 24, 2003 (the "Amended and Restated Merger Agreement");

         WHEREAS, the parties hereto desire to make certain amendments to the Amended and Restated Merger Agreement in accordance with Sections 9.2 and 9.12 of the Amended and Restated Merger Agreement;

         WHEREAS, the parties hereto desire that, except as set forth herein, the Amended and Restated Merger Agreement shall remain in full force and effect; and

         WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Amended and Restated Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree on and as of the date of this Amendment No. 1 as follows:

         Section 1. The second paragraph of Section 6.5(b) of the Amended and Restated Merger Agreement is amended and restated to read as follows:

         Under the restricted share program, Parent shall make all necessary arrangements so that each holder of a cancelled Program 1 Option (an "Optionee") can be awarded an entitlement from the Reuters Employee Share Ownership Trust (the "Trust") to a number of Reuters Group PLC ordinary shares, nominal value L0.25 per share (the "Ordinary Shares"), equal to the number of shares of Company Common Stock for which such holder's Program 1 Option would have become exercisable had it not been cancelled (the "Option Shares"), multiplied by the Restricted Share Exchange Ratio (as hereinafter defined), rounding any fractional Ordinary Shares to the nearest whole share. The "Restricted Share Exchange Ratio" shall mean (i) the difference between the Per Share Amount and the per share exercise price of the Program 1 Option (the "Option Spread Amount") divided by (ii) the dollar equivalent (as determined by Parent at or about the Effective Time) of the average of the closing middle market quotation for an Ordinary Share derived from the Daily Official List of the London Stock Exchange for the ten consecutive trading days in the period ending five days prior to the Effective Time. The Ordinary Shares allocated to each Optionee shall vest on each Vesting Date



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in the same proportion that the Program 1 Options would have vested. "Vesting
Date" means each date after the Effective Time on which the Optionee's Program 1 Options would have become exercisable had they not been cancelled as of the Effective Time. An Optionee shall have no rights with respect to any Ordinary Shares until the applicable Vesting Date.

         Section 2. Except as set forth herein, the Amended and Restated Merger Agreement shall remain in full force and effect. All references to "this Agreement" in the Amended and Restated Merger Agreement shall be references to the Amended and Restated Merger Agreement as amended pursuant to this Amendment No. 1.

         Section 3. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 4. GOVERNING LAW. THIS AMENDMENT NO. 1 WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE, EXECUTED, DELIVERED AND PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW, EXCEPT AS OTHERWISE REQUIRED BY THE DGCL.

                  [Remainder of page intentionally left blank.]


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         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this
Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     REUTERS GROUP PLC

                                     By          /s/ Christopher Ahearn
                                         ---------------------------------------
                                         Name:   Christopher Ahearn
                                         Title:  Attorney in Fact

                                     PROTON ACQUISITION CORPORATION

                                     By          /s/ Christopher Ahearn
                                         ---------------------------------------
                                         Name:   Christopher Ahearn
                                         Title:  President


                                     MULTEX.COM, INC.

                                     By          /s/ Jeffrey S. Geisenheimer
                                         ---------------------------------------
                                         Name:   Jeffrey S. Geisenheimer
                                         Title:  Chief Financial Officer





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